Unofficial translation
28 May 2002




To the Court of Amsterdam


The Court is respectfully notified by:

The public limited company Completel Europe N.V. with its registered seat in Amsterdam, having its offices at the Teleportboulevard 140, (1043 EJ) in Amsterdam, it this matter choosing its domicile at the offices of Stibbe, at the Strawinskylaan 2001, (1077 ZZ) Amsterdam, of which Mr. M.W. Josephus Jitta is instructed as its procurator litis:

1. Completel Europe N.V. ("Completel" or the "Company") is the holding company of the Completel group of companies (the "Completel Group"). Its shares are being traded at Euronext Paris (Premier Marche) and at NASDAQ. The Completel Group consists of, amongst others, a Dutch intermediary holding company, Completel Holding B.V. and subsidiaries in France. The Completel Group acts as the operator of urban telecommunication systems, primarily in France. A structure chart of the Completel Group of companies is attached as attachment 1.

2. According to its preliminary annual accounts, the equity of Completel is negative. The Completel Group has only enough cash available to pay its debts when due until approximately August 2002. The Company will also have insufficient cash funds available to pay its debts owed to the holders of the notes that Completel issued, being an outstanding bond loan in the amount of(euro)105,300,000 (accreted value) of 14% Senior Discount Notes, due 2009 (High Yield 1 Notes) and an outstanding bond loan in the amount of(euro)121,870,000 (face value) of 14% Senior Notes, due 2010 (High Yield 2 Notes). Completel anticipates that it will not be able to fulfil all of its payment obligations when due in the coming future.

3. Attached is a recent overview of Completel's assets and liabilities including a list of creditors (names and addresses) and the amounts owed to them (attachments 2 and 3).

4. Completel will file together with this request for preliminary suspension of payments a draft plan of composition (attachment 4) and it requests the Court to immediately determine a date for the creditors' meeting to vote on the plan of composition and not to set a date for a creditors' meeting to decide on the definitive suspension of payments. Furthermore, Completel would like to request the Court not to set a date for a hearing on these requests.

5. Completel also attaches a copy of its articles of association as well as a recent extract from the chamber of commerce in Amsterdam (attachment 5 and 6). According to this extract, both Mr. Timothy Allen Samples and Mr. Jerome de Vitry are directors of Completel. However, on the 17th of May, Mr. Timothy A. Samples resigned as director of Completel (see article 1 of the Resignation Agreement, attachment 7). Consequently, Mr. J. de Vitry is the sole director of Completel.

6. A private translation of the request for Suspension of Payments and the Plan of Composition will be attached as attachment 8 and 9.


Reasons why:

Completel Europe N.V. respectfully requests the Court to grant it a preliminary suspension of payments with immediate effect and to immediately set a date for a creditors' meeting in which the creditors can vote on the plan of composition without preliminary hearing it.


Amsterdam, 29 May 2002


                                                 Procureur


Completel Europe N.V.


Jerome de Vitry
director